Exhibit 22.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Cicero Inc.

We consent to the incorporation by reference in the Annual Report on Form 10-K of Cicero Inc and subsidiaries for the years ended December 31, 2007 and 2006 of our report dated March 10, 2008, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) relating to the financial statements for the three years ended December 31, 2007, 2006 and 2005.

/s/Margolis & Company P.C.

Certified Public Accountants

Bala Cynwyd, PA
March 27, 2008